Exhibit 99

5929 Baker Road, Suite 475 Minneapolis, MN 55345	Phone: 952.564.3500 Fax: 952.974.7887
Wireless Ronin Elects Kent Lillemoe and Howard Liszt to its Board of Directors
MINNEAPOLIS — August 17, 2011 — Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a Minneapolis-based marketing technologies provider, announced the election of Kent Lillemoe and Howard Liszt to its Board of Directors. The Board of Directors elected Mr. Lillemoe effective August 15, 2011, and Mr. Liszt effective August 17, 2011.
“Kent and Howard bring the experience, knowledge and enthusiasm critical to guide Wireless Ronin to success,” said Stephen F. Birke, Chairman. “We are excited to add both Kent and Howard to our very accomplished Board of Directors.”
Kent Lillemoe, an independent financial consultant, brings Wireless Ronin over 30 years of finance and financial management expertise with both public and private companies such as MinuteClinic, Envoy Medical Corporation, Avanti Optics Corporation and CyberOptics Corporation. Mr. Lillemoe served as Chief Financial Officer of MinuteClinic alongside chief executive officer Mr. Howe, resulting in a sale of the company to CVS/Caremark. Mr. Lillemoe also served as a member of the Board of Directors and Chair of the Audit Committee of Fargo Electronics until its sale in 2006. Mr. Lillemoe currently serves on the Board of Directors of Exos Medical Corporation and Mobi, Inc., both of which are medical product manufacturers, and AEI Core Property Income Trust, Inc., a real estate investment trust.
Howard Liszt brings 35 years of business management, marketing, and strategic communication leadership to Wireless Ronin. From 1994 until his retirement in 2000, Mr. Liszt was chief executive officer of Campbell Mithun, a national marketing communications agency he joined in 1976. Throughout his tenure at Campbell Mithun, Mr. Liszt made significant contributions to the growth of firm’s accounts and expansion into fully integrated marketing communications services, also serving as president/chief operating officer and general manager. Under his leadership, Campbell Mithun grew to become a top 15 international advertising firm with annual billings exceeding $1 billion and a diverse client roster of leading national and international brands. Mr. Liszt currently serves as Chairman of the Board of OCO Holdings, a marketing communications service company and is a Senior Fellow at the University of Minnesota.
The company also announced that Thomas J. Moudry stepped down from the Wireless Ronin Board of Directors effective August 15, 2011.
“On behalf of the Board of Directors and the company, I would like to thank Tom for his years of service and dedication to Wireless Ronin,” said Mr. Birke. “We wish him the very best.”

5929 Baker Road, Suite 475 Minneapolis, MN 55345	Phone: 952.564.3500 Fax: 952.974.7887
About Wireless Ronin Technologies
Wireless Ronin Technologies (WRT) (www.wirelessronin.com) is a marketing technologies company with leading expertise in current and emerging digital media solutions, including signage, interactive kiosks, mobile, social media and web, that enable clients to transform how they engage with their customers. WRT provides marketing technology solutions and services to clients, helping increase revenue and/or improve operating efficiencies in the execution of marketing initiatives. Since the initial launch of RoninCast® digital signage software in 2003, WRT led the digital signage industry by providing cutting-edge technology, services and support to its clients. WRT offers an array of services to support its clients marketing technology needs including consulting, creative development, project management, installation, training, and support and hosting. The company’s common stock trades on the NASDAQ Capital Market under the symbol “RNIN”. Follow us on http://twitter.com/#!/wirelessronin. Like us on Facebook under Wireless Ronin Technologies, Inc.
•	Investor Contact
Darin P. McAreavey
Senior Vice President and Chief Financial Officer
dmcareavey@wirelessronin.com
952.564.3525

Media Contact

Erin E. Haugerud
Manager of Communications and Investor Relations
ehaugerud@wirelessronin.com
952.564.3535
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